UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             THE SOUTHERN COMPANY

 ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                      [SOUTHERN COMPANY LOGO APPEARS HERE]
             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - MAY 27, 1998

TIME                10:00 a.m. CDT, on Wednesday,
                    May 27, 1998

PLACE               Mobile Convention Center
                    One South Water Street
                    Mobile, Alabama

ITEMS OF BUSINESS   (1) Elect 14 members of the board of directors; and

                    (2) Transact other business that properly comes before
                        the meeting or any adjournments of the meeting.

RECORD DATE         Holders of common shares of record at
                    the close of business, March 30, 1998, are entitled to vote at the meeting.

ANNUAL REPORT       The Annual Report of the Company for
                    1997, which is not a part of the proxy
                    soliciting material, is enclosed.

PROXY VOTING        It is important that your shares be represented and voted
                    at the meeting. You may vote one of three ways. Please use the TOLL-FREE TELEPHONE NUMBER or INTERNET instructions on the enclosed proxy card OR MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope furnished for that purpose. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the meeting.

By Order of the Board of Directors,


Tommy Chisholm
Secretary

Atlanta, Georgia
April 13, 1998

                                TABLE OF CONTENTS

PROXY STATEMENT.............................................................................................   1
GENERAL INFORMATION.........................................................................................   1
1. ELECTION OF DIRECTORS....................................................................................   1
   Stock Ownership..........................................................................................   3
   Certain Transactions.....................................................................................   4
   CORPORATE GOVERNANCE.....................................................................................   4
   Certain Committees.......................................................................................   4
   Audit Committee..........................................................................................   4
    Compensation & Management Succession Committee..........................................................   4
    Governance Committee....................................................................................   4
    Compensation of Directors...............................................................................   5
EXECUTIVE COMPENSATION......................................................................................   5
 Compensation & Management Succession Committee Report on Executive Compensation............................   5
    Executive Compensation Objectives and Policies..........................................................   5
    Executive Compensation Components.......................................................................   6
    Tax Considerations......................................................................................   9
    Summary.................................................................................................   9
Summary Compensation Table..................................................................................  10
Stock Option Grants.........................................................................................  10
Aggregated Stock Option Exercises in 1997 and Year-End Option Values........................................  11
Long-Term Incentive Plans - Awards in 1997..................................................................  11
Pension Plan Table..........................................................................................  12
Five-Year Performance Graph.................................................................................  13
APPOINTMENT OF INDEPENDENT AUDITORS.........................................................................  13
2. OTHER BUSINESS...........................................................................................  13
SOLICITATION OF PROXIES.....................................................................................  13
STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS...............................................  13
YOUR VOTE IS IMPORTANT......................................................................................  13

                                SOUTHERN COMPANY

                              270 PEACHTREE STREET

                             ATLANTA, GEORGIA 30303

                                PROXY STATEMENT

GENERAL INFORMATION

    This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors of The Southern Company (the "Company") for use at its 1998 Annual Meeting of Stockholders to be held on Wednesday, May 27, 1998, at 10:00 a.m. (CDT) in Mobile, Alabama. It is proposed that this proxy statement and accompanying proxy card first will be sent to the Company's stockholders on or about April 13, 1998.

    Stockholders of record can give instructions on the voting of their proxy by calling the toll-free telephone number listed on the proxy card, using the Internet address shown on the proxy card, or returning their signed proxy card. The telephone and Internet procedures authenticate stockholders by use of a control number and permit confirmation that the vote has been properly recorded. Specific instructions are on the enclosed proxy card. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly voted as described above before the meeting (and not revoked later). Each share is entitled to one vote, except that voting for directors may be cumulative (i.e., in voting for directors you may multiply the number of shares stated on the proxy card by the number of directors to be elected and then cast the resulting number of votes among the nominees as desired). Your proxy may be revoked by written request that is received by the secretary of the Company before the annual meeting. If you wish, you may revoke your proxy at the meeting by voting in person.

   At the annual meeting, abstentions will be treated as present for purposes of determining a quorum. Shares held by a broker that the broker fails to vote will not be treated as present for purposes of a quorum. Abstentions and broker "nonvotes" will not be counted either for or against any item submitted for vote.

    The board of directors set March 30, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the 1998 Annual Meeting of Stockholders. On the record date, 696,946,972 shares of common stock were outstanding, and, to the knowledge of management, no person had beneficial ownership of more than five percent of the outstanding shares.

1. ELECTION OF DIRECTORS

   The proxies, named on the enclosed proxy card, intend to vote each properly voted proxy for the election of the listed nominees as directors for the ensuing year or until their successors are elected and qualified, unless you specify otherwise. If any nominee becomes unable to stand for election, the proxies will be voted for substitute nominees named by the board and for the remaining nominees unless the board reduces the number of nominees. The board of directors has no reason to expect this to occur.

   The affirmative vote of a plurality of shares present and entitled to vote is required for the election of directors.

John C. Adams

Mr. Adams, 58, served as chairman of the board, president, and chief executive officer of Russell Corporation, designers, manufacturers, and marketers of apparel and fabrics from 1993 to 1998. He served as president and chief operations officer of Russell Corporation from 1991 to 1992 and president and chief executive officer from 1992 to 1993. He is a director of Aliant Bank of Alexander City, Alabama, Aliant National Corporation, and Russell Corporation. He was elected director of the Company in 1995.

A. D. Correll

Mr. Correll, 56, is chairman of the board and chief executive officer of Georgia-Pacific Corporation, manufacturers and distributors of building products, pulp, and paper. He served as president and chief operating officer of Georgia-Pacific Corporation from July, 1991 to May, 1993; and president and chief executive officer of Georgia-Pacific Corporation from May, 1993 to December, 1993, when he was appointed to his current position. He is a director of Georgia-Pacific Corporation, Sears, Roebuck and Co., and SunTrust Banks, Inc. He was elected director of the Company in 1994.

A. W. Dahlberg

Mr. Dahlberg, 57, is chairman of the board, president and chief executive officer of the Company. He served as president of the Company from January, 1994 until March, 1995. Prior to 1994, he was president and chief executive officer of Georgia Power Company. He is a director of Equifax, Inc., Protective Life Corporation, SunTrust Banks, Inc., and Southern system companies -Alabama Power Company and Georgia Power Company. He was elected director of the Company in 1985.

Paul J. DeNicola

Mr. DeNicola, 49, is president and chief executive officer of Southern Company Services, Inc. and executive vice president and group executive of the Company. He served as executive vice president of Southern Company Services, Inc. from April, 1991 to January, 1994, when he was appointed to his current position. He is a director of Southern system companies - Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company. He was elected director of the Company in 1989.

Jack Edwards

Mr. Edwards, 69, is a member of Hand Arendall, L.L.C., attorneys. He served in the U.S. House of Representatives for 20 years, retiring in 1985. He is a director of Northrop Grumman Corporation, QMS, Inc., and Holnam, Inc.
Mr. Edwards is also President Pro Tempore of the Board of Trustees of the University of Alabama System. He was elected director of the Company in 1987.

H. Allen Franklin

Mr. Franklin, 53, is president and chief executive officer of Georgia Power Company and executive vice president of the Company. Prior to 1994, he was president and chief executive officer of Southern Company Services, Inc. He is a director of SouthTrust Corporation and Georgia Power Company. He was elected director of the Company in 1988.

Bruce S. Gordon

Mr. Gordon, 51, is group president of Bell Atlantic Network Services, Inc., telecommunications and computer equipment services. Prior to 1993, he served as senior vice president of marketing and sales of Bell Atlantic Network Services, Inc. He is a director of Barfield Companies and was elected director of the Company in 1994.

L. G. Hardman III

Mr. Hardman, 58, is chairman of the board and chief executive officer of First Commerce Bancorp, Inc.; chairman of the board of The First National Bank of Commerce, Georgia; and chairman of the board, president, and treasurer of Harmony Grove Mills, Inc. He is a director of Georgia Power Company and was elected director of the Company in 1986.

Elmer B. Harris

Mr. Harris, 58, is president and chief executive officer of Alabama Power Company and executive vice president of the Company. He is a director of AmSouth Bancorporation and Alabama Power Company. He was elected director of the Company in 1989.

Zack T. Pate

Dr. Pate, 61, is chairman of the World Association of Nuclear Operators and chairman emeritus of the Institute of Nuclear Power Operations (INPO), an independent nonprofit organization promoting safety, reliability, and excellence in the operation of nuclear electric generating plants. Prior to 1998, he was president and chief executive officer of INPO. He is a nominee for election as a director of the Company.

William J. Rushton, III

Mr. Rushton, 68, is chairman emeritus of Protective Life Corporation, an insurance concern. Prior to 1994, he was chairman of the board of Protective Life Corporation. He is a director of Alabama Power Company and was elected director of the Company in 1971.

Gloria M. Shatto

Dr. Shatto, 66, is president of Berry College, Mount Berry, Georgia. She is a director of Georgia Power Company, Becton Dickinson & Company, and Texas Instruments Incorporated. She was elected director of the Company in 1984.

Gerald J. St. Pe

Mr. St. Pe, 58, is president of Ingalls Shipbuilding, Inc. division of Litton Industries, Inc., and senior vice president of Litton Industries, Inc. He was elected director of the Company in 1995.

Herbert Stockham

Mr. Stockham, 69, is chairman of the board, chief executive officer, and a director of SVI Corporation, manufacturers of commercial casting products. He was elected director of the Company in 1978.

   Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL NO. 1.

                             ADDITIONAL INFORMATION
STOCK OWNERSHIP
    This table shows the number of shares of the Company's common stock and preferred stock of subsidiary companies owned by the directors, nominees, and executive officers as of December 31, 1997, except for Dr. Pate whose number of shares are given as of March 30, 1998. It is based on information furnished to the Company by them. The shares owned by all directors, nominees, and executive officers as a group constitute less than one percent of the total number of shares of the respective classes outstanding as of December 31, 1997.





                                                                                                                NUMBER OF SHARES
                                                                                                                  BENEFICIALLY
                                           TITLE OF SECURITY                                                      OWNED (1) (2)
                                           -----------------                                                    ----------------
 John C. Adams                             Southern Company common stock...........................................    2,516
 Thomas G. Boren                           Southern Company common stock...........................................   41,526
 A. D. Correll                             Southern Company common stock...........................................   11,626
 A. W. Dahlberg                            Southern Company common stock...........................................  255,790
 Paul J. DeNicola                          Southern Company common stock...........................................  109,746
 Jack Edwards                              Southern Company common stock...........................................   17,928
 H. Allen Franklin                         Southern Company common stock...........................................  146,255
 Bruce S. Gordon                           Southern Company common stock...........................................    1,348
 L. G. Hardman III                         Southern Company common stock...........................................   14,816
 Elmer B. Harris                           Southern Company common stock...........................................  204,339
 William A. Parker, Jr.                    Southern Company common stock...........................................   27,691
 Zack T. Pate                              Southern Company common stock...........................................    4,247
 William J. Rushton, III                   Southern Company common stock...........................................    7,607
                                           Alabama Power Company preferred stock...................................       20
 Gloria M. Shatto                          Southern Company common stock...........................................   17,459
                                           Georgia Power Company preferred stock...................................    1,200
 Gerald J. St. Pe                          Southern Company common stock...........................................   29,423
 Herbert Stockham                          Southern Company common stock...........................................    8,168
 Directors, Nominees, and
 Executive Officers of the
 Company as a Group (20                    Southern Company common stock.......................................... 1,248,282
 people)                                   Subsidiary companies preferred stock...................................     1,220

--------
    (1) "Beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.

(2) The shares shown include shares of common stock that certain directors and executive officers have the right to acquire beneficial ownership of within 60 days pursuant to the Southern Company Performance Stock Plan, as follows: Mr. Boren - 28,832 shares; Mr. Dahlberg - 193,347 shares; Mr. DeNicola - 75,791 shares; Mr. Franklin - 120,384 shares; Mr. Harris - 150,793 shares; and all directors, nominees, and executive officers of the Company as a group - 768,574 shares. Also included are shares of the Company's common stock held by the spouses of the following directors: Mr. Edwards - 297 shares; Mr. Hardman - 100 shares; Mr. Harris - 310 shares;
Mr. Parker - 57 shares; and Dr. Shatto - 13,438 shares and 1,200 shares of Georgia Power Company preferred stock. Each director disclaims any interest in the shares owned by their spouses. Also includes shares of common stock held in the Southern Company Deferred Stock Trust of which certain directors have the power to direct the voting, as follows: Mr. Adams - 7,959 shares; Mr. Correll - 7,489 shares; Mr. Edwards - 13,290 shares; Mr. Gordon - 748 shares; Mr. Hardman - 6,019 shares; Mr. Parker - 400 shares;

Mr. Rushton - 400 shares; Dr. Shatto - 400 shares; Mr. St. Pe - 7,041 shares; and Mr. Stockham - 400 shares; and all directors as a group - 44,146 shares.

CERTAIN TRANSACTIONS

   During 1997, Alabama Power Company paid Hand Arendall, L.L.C. $146,557 for legal services. Mr. Edwards is a member of Hand Arendall, L.L.C. In
1997, Southern Nuclear Operating Company, Inc. paid dues to the Institute of Nuclear Power Operations (INPO) totaling $1,990,116. Dr.
Pate was chairman and chief executive officer of INPO in  1997.

CORPORATE GOVERNANCE

The Southern Company is organized as a holding company managed by a core group of officers and governed by a board of directors that has been set at 14 members. The nominees for election as directors consist of 10 nonemployees and four officers. The board of directors met eight times in 1997. Its four standing committees met a total of 17 times. The average attendance of all directors for the board and committee meetings was 94 percent, with Mr. Parker attending less than 75 percent of the board and applicable committee meetings. Mr. Parker will retire on May 27, 1998. All standing committee members and chairmen are nonemployee directors.

CERTAIN COMMITTEES AUDIT COMMITTEE

The members of the Audit Committee are: Mr. Hardman, chairman; Mr. Gordon; Mr. Parker; Mr. St. Pe; and Mr. Stockham. The Audit Committee met five times in 1997. The committee annually reviews and recommends the selection of the Company's independent auditor and reviews the auditing firm's fees and the scope and timing of audits. The committee reviews the independent auditor's report or opinion on the Company's financial statements, significant changes in accounting principles and practices, significant proposed adjustments, and any unresolved disagreements with management concerning accounting or disclosure matters. The committee also oversees the Company's financial reporting and accounting practices, internal accounting, legal compliance, and control systems. The committee regularly reports its recommendations and findings to the full board of directors.


COMPENSATION & MANAGEMENT SUCCESSION COMMITTEE

   The members of the Compensation & Management Succession Committee are: Mr. Correll, chairman; Mr. Hardman; Mr. St. Pe; and Mr. Stockham. The Compensation & Management Succession Committee met three times in
1997. The committee reviews the performance of the president of the Company and recommends to the board his compensation under the base salary program, the Performance Pay Plan, and the Executive
Productivity Improvement Plan. It also reviews and makes recommendations to the board on certain compensation and benefit programs applicable to the Company's subsidiaries and administers the Company's executive compensation plans. The committee also reviews the Company's management succession plans.


GOVERNANCE COMMITTEE

    The members of the Governance Committee are: Mr. Rushton, chairman; Mr. Adams; Mr. Gordon; Mr. Parker; and Dr. Shatto. The Governance Committee met two times in 1997. The committee identifies and recommends to the board of directors the nominees for election to the board. The committee expects normally to identify from its own resources the names of qualified nominees but will accept from stockholders recommendations of individuals to be considered as nominees. Stockholder recommendations, together with a description of the proposed nominee's qualifications, relevant biographical information, and the proposed nominee's signed consent to serve, should be submitted in writing to the secretary of the Company and received by that office by December 14, 1998. The determination of nominees recommended to the board by the committee is within its sole discretion, and the final selection of the board's nominees is within the sole discretion of the board of directors. The committee also reviews and makes recommendations to the board on directors' compensation and reviews corporate governance issues.

COMPENSATION OF DIRECTORS

    Each nonemployee director of the Company serving as of February 17, 1997, is paid an annual retainer fee of $40,000, of which $10,000 is deferred in shares of Company common stock under the Deferred Compensation Plan for Directors of The Southern Company (the "Deferred Compensation Plan") until membership on the board is terminated. Each nonemployee director of the Company first elected after February 17, 1997, is paid an annual retainer fee of $49,000, of which $19,000 is deferred in shares of Company common stock under the Deferred Compensation Plan until membership on the board is terminated. A meeting fee of $1,250 is paid for each meeting of the board of directors attended and a fee of $1,000 is paid for each committee meeting attended. Also, each committee chairman is paid an annual retainer fee of $5,000. All or a portion of the fees payable in cash can be deferred under the Deferred Compensation Plan until membership on the board is terminated.

    Effective January 1, 1997, the board of directors terminated the Outside Directors Pension Plan (the "Pension Plan") and froze the benefits payable under the Pension Plan. Nonemployee directors were given a one-time opportunity to elect to receive a Pension Plan benefit buy-out equal to the actuarial present value of future Pension Plan benefits, based on the annual retainer in effect on December 31, 1996 ($30,000), or receive benefits under the terms of the Pension Plan frozen at the level of the annual retainer rate in effect on December 31, 1996. Directors who elected to receive the benefit buy-out were required to defer receipt of that amount under the Deferred Compensation Plan until termination from board membership. Two directors elected to continue to participate under the terms of the Pension Plan. They are entitled to annual benefits of $30,000 upon retirement from the board. Payments will continue for the greater of the lifetime of the participant or 10 years. The termination of the Pension Plan did not affect retired directors already receiving payments under it.

EXECUTIVE COMPENSATION

   COMPENSATION & MANAGEMENT SUCCESSION COMMITTEE REPORT ON EXECUTIVE
   COMPENSATION


    This report discusses generally our executive compensation objectives and policies and their relationship to corporate performance in 1997. Also, the report specifically discusses our bases for compensation in 1997 of the Company's chairman of the board, president, and chief executive officer (the "chairman") as reported in the Summary Compensation Table following this report.

EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES

    Our objective is to provide a competitive compensation program with appropriate incentives for superior corporate performance, thereby providing a strong and direct link between corporate performance and pay. Performance is defined in several ways, as more fully discussed below, each of which has relevance to the Company's success in the short term, long term, or both. Additionally, executive compensation is variable so that higher performance leads to higher pay and lower performance results in lower pay.

    Total executive compensation (base salary plus incentive compensation) is compared with that of electric and gas utility companies with similar market and operating characteristics and within a comparable size range. Currently, each company in that group has revenues of $3 billion and higher. Twenty of these companies are included in the 26 companies that make up the Standard & Poor's Electric Utility Index, the peer group in the five-year performance graph.

    Total executive compensation of the president of Southern Energy, Inc. ("Southern Energy president") is compared with that of heavy industrial and durable goods manufacturing companies with similar market and operating characteristics and within a comparable size range, as reported in market surveys prepared by independent outside consultants. Currently, these companies have revenues averaging $3 billion.

    Total executive compensation of the chairman is determined:

    .  70 percent by comparison with that of the above electric and gas utility group, and
    . 30 percent by comparison with that of a group of heavy industrial and durable goods manufacturing companies with similar market and operating characteristics and within a comparable size range as provided by independent outside consultants.

    We target total executive pay levels at the median of the applicable selected groups of companies, adjusted for size. This is accomplished through a mix of base compensation and short- and long-term incentive compensation. Higher corporate performance, based on various performance measures described below, can result in increased incentive compensation that in turn can result in total compensation that can be higher than the target. Lower performance results in lower incentive compensation and, therefore, compensation that is lower than the median level of the applicable groups of companies. If certain performance goals are not reached, no incentive compensation is paid.

EXECUTIVE COMPENSATION COMPONENTS
    Total executive compensation consists of:
    . base salary
    . short-term incentive compensation (annual performance bonus) . long-term incentive compensation

   The compensation components of the chairman and the Southern Energy president are described separately where they differ from those of the other named executive officers.

    BASE SALARY. Base salary levels are largely determined by comparison with salaries of other companies with similar market and operating characteristics and within a comparable size range, as reported in market surveys prepared by independent outside consultants. The groups of companies used for base salary comparisons are the same as those used for total executive compensation comparisons discussed above.

   A salary range above and below the median salary reported in such surveys, as adjusted for size, is established. Base salary increases are based on individual job performance and set within the established competitive salary range. Base salary also can be increased based on a significant increase in job responsibilities. The base salary levels of the named executive officers were below the applicable medians in 1997.

    ANNUAL PERFORMANCE BONUS. All regular employees of the Company's subsidiaries, except those employed by Southern Communications, Southern Company Energy Solutions, and Southern Energy and its subsidiaries, and except those employed by Georgia Power and Southern Nuclear Operating Company in Georgia who are part of a certain collective bargaining unit, are eligible to receive an annual performance bonus under the Company's Performance Pay Plan.

    Amounts paid to executive officers for 1997 performance were based on the achievement of corporate performance goals and individual objectives. Corporate performance goals are designed to improve operating results in the areas of:
    . earnings (return on common equity)
    . kilowatt-hour cost
    . overhead costs
    . cash flow
    . customer satisfaction

    Individual objectives are goals and initiatives that link the corporate performance goals and the Company's strategic direction. We believe that achievement of these goals is essential for the Company's continued success and sustained financial performance. The plan provides that, in the discretion of the chairman, extraordinary expenses or income may be excluded for the purpose of calculating the amount available for the payment of awards. For 1997, the windfall-profits tax imposed upon South Western Electricity plc was excluded.

    A target performance level is set for each goal. Awards paid are based on performance relative to the established target. Performance above the target level results in proportionately higher payout. Likewise, performance below the target results in proportionately lower payout. No awards are made if performance is below a threshold level or if a minimum earnings level is not achieved. Also, no awards are made if the Company's current earnings are insufficient to fund its common stock dividend at the same level as the prior year.

    The earnings target required the Company's return on common equity to be sufficient to maintain the common stock dividend at or below a specific payout ratio. Additional funds are made available for awards if the return on common equity of the Company's traditional business ranks in the highest quartile of a large group (approximately 100) of investor-owned electric utility companies the companies with which the Company competes for investors. All of the companies in the Standard & Poor's Electric Utility Index are included in this group. The Company's position was in the top quartile for 1997.

    The kilowatt-hour cost target required the Company to keep capital expenditures and operation and maintenance costs below specific targets designed to achieve a kilowatt-hour cost that is at or below the competitive market price offered by electric providers, including the companies comprising the Standard & Poor's Electric Utility Index. The Company continued to cut costs aggressively and achieved costs below the targets.

   The overhead costs target requires the Company to reduce overhead costs by 20 percent by 1998 and called for specific targets in 1997 designed to achieve that goal. During 1997, the Company reduced overhead costs below the 1997 targets.

    The cash flow target required the Company to generate a positive cash flow above capital reinvestment and dividend requirements. The Company generated a positive cash flow in 1997.

    The customer satisfaction target required the Company to rank in the best quartile of 16 regional or national electric utilities in the United States the primary companies with which the Company competes for customers. More than one-half of these companies are included in the Standard & Poor's Electric Utility Index. During 1997, the company achieved a customer satisfaction rating of 8.66 on a scale of 0 to 10 - retaining the Company's position in the best quartile. Corporate performance met or exceeded the target levels in all five areas in 1997, resulting in proportionately higher awards.

    The achievement of the return on common equity corporate performance goal determined the initial funding for the annual performance bonuses paid to the executive officers for 1997 performance. The remainder of the corporate performance goals provided the opportunity of adjusting the funding for performance bonuses to a maximum of 110 percent or a minimum of 90 percent of that initial funding.

    The chairman's target annual performance award opportunity for full achievement of goals was 10 percent of his base salary. Of the annual performance bonus paid to the chairman for 1997 performance, 80 percent was based on the corporate performance goals described above with the remainder based on individual objectives regarding leadership and strategic initiatives designed to strengthen the Company's performance on a short-term and long-term basis. We found that, under all measurement criteria, performance met or exceeded the targets established for 1997. This resulted in an award under the plan that exceeded the target award opportunity.

    Based on the degree of achievement of pre-determined goals, the Southern Energy president is awarded an annual performance bonus paid in cash. The Southern Energy president's goals for 1997 were related to achieving a prescribed net income and return on equity, continuing to position Southern Energy for future growth, and managing assets to achieve certain returns. Excluding England's windfall-profits tax, Southern Energy exceeded its targets in 1997.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives for executive officers, including the chairman, are provided through annual grants of performance awards under the Executive Productivity Improvement Plan and the Performance Dividend Plan and annual grants of stock options under the Performance Stock Plan. (The Southern Energy president does not participate in the Executive Productivity Improvement Plan.) We believe that, together, these plans reflect two primary means of motivating and rewarding improvement in the long-term performance of the Company. Performance awards result in additional compensation based on the Company's performance over a four-year period ranked against specific peer groups of companies.

    Stock options provide gains to executives only if, in the long term, the Company's common stock price improves over the fair market value of the stock on the date options are granted.

    Executive Productivity Improvement Plan. The named executive officers participating in the plan are granted a number of units, valued at $1.00 each, equal to 50 to 65 percent of their respective salary range midpoint at the beginning of the four-year performance period.

    In 1997, the Plan was amended to change the basis of the performance measurement from return on equity ("ROE") to total shareholder return ("TSR") for the years beginning on or after January 1, 1997. TSR is calculated as the value of an investment of $100 per quarter for each quarter over a specific period (the "TSR Computation Period"). Payments under the Plan are paid in cash and, for the applicable Computation Periods, are based upon the annual ranking of the Company's ROE within a group of 16 utility companies located in the southeastern United States, more than one-half of which are included in the Standard & Poor's Electric Utility Index, or upon the annual ranking of the Company's TSR to the TSR of a group of 77 investor-owned electric utilities in the United States as reported by Goldman, Sachs & Co. in their annual "Selected Electric Utility Industry Statistics" report, which includes all of the companies in the Standard & Poor's Electric Utility Index.

    The award opportunity for the four-year periods beginning January 1, 1994, through January 1, 1996, is based partly on ROE performance and partly on TSR performance. The award opportunity for Computation Periods beginning on or after January 1, 1997, is based entirely on TSR performance. The following chart shows the applicable bases for the four-year periods beginning January 1:


                                ROE     TSR
                                ---     ----
      1994...................   75%      25%
      1995...................   50%      50%
      1996...................   25%      75%
      1997...................    0%     100%

   Awards based on ROE performance range from 50 percent of the target award if the Company's ROE is in the second highest quartile to 200 percent of the target award if the Company's ROE is the highest among the selected group of companies. Awards based upon TSR performance will range from 50 percent of the target award if the Company's TSR is at the 30th percentile to 200 percent of the target award if the Company's TSR is at or above the 90th percentile among the selected group of companies.

   No awards may be paid for any ROE Computation Period in which the Company's ROE is below the median, nor for any TSR Computation Period in which the Company's TSR is below the 30th percentile, nor for any four-year period ending in a calendar year in which the Company's current earnings are not sufficient to fund its common stock dividend at the same level as the prior year.

    For the performance period January 1, 1994, through December 31, 1997, the Company's ROE was the fourth highest of that selected group and the Company's TSR was below the 30th percentile of that selected group of companies, resulting in each unit granted to the executive officers, including the chairman, being valued at $0.90 ($1.20 X 75% + $0 X 25%).

    Value Creation Plan. Based on market data for long-term incentives, the Southern Energy president was awarded Appreciation Rights and Indexed Rights (collectively "Rights") under the Southern Energy, Inc. Value Creation Plan equal to an economic value of 27 percent of his total compensation. No other executive officer participates in this plan.

    Rights granted under the Plan entitle participants to share in the appreciation in the value of Southern Energy over a term of 10 years from the date of grant, as verified by a nationally recognized independent appraisal firm. The initial valuation and exercise price of the units of phantom interests in Southern Energy created by the Plan were $10.00 each. The total number of such units outstanding shall be adjusted to reflect changes in capitalization of Southern Energy. The impact of the windfall-profits tax imposed upon South Western Electricity plc is reflected in the value of Southern Energy. Appreciation Rights vest at the rate of 25 percent per year on each of the first four anniversary dates of the date of the grant.

   Indexed Rights entitle the participant to the appreciation in value over the initial or base value (as increased each year at a prescribed rate of interest) over a 10-year term. Indexed Rights vest 100 percent on the fourth anniversary of the date of the grant. Vested Rights may be exercised by the participant at the value established as of December 31 of the immediately preceding Plan year, and are paid in cash.

Stock Option Grants.   Under the Company's Performance Stock Plan, executive
officers, including the chairman, are granted stock options that give them the right to purchase shares of the Company's common stock at a specified price.

    Under the Performance Dividend Plan, participants are eligible to receive cash dividend equivalent awards based on the Company's Total Shareholder Return ("TSR"), the number of stock options granted after 1996 held at year-end, and the amount of the aggregate annual dividend declared by the Company for the year in which an award is made. Dividend equivalent awards based upon TSR performance range from 25 percent of the applicable annual dividend if the Company's TSR is at the 30th percentile to 100 percent of the applicable annual dividend if the Company's TSR is at or above the 90th percentile among the selected group of companies. For the chairman, dividend equivalent awards based upon TSR performance range from 50 percent of the applicable annual dividend if the Company's TSR is at the 30th percentile to 200 percent of the applicable annual dividend if the Company's TSR is at or above the 90th percentile among the selected group of companies. No awards are paid under the Performance Dividend Plan if the Company's TSR is below the 30th percentile. No dividend equivalent awards were paid in 1997, because the Company's TSR was below the 30th percentile. (The Southern Energy president participates in the Performance Stock Plan and the Performance Dividend Plan.)

    Stock option grants are one of the components of total executive compensation. As already discussed, total executive compensation is targeted at the median total compensation paid by the applicable groups of companies. The estimated annualized value of the stock options granted, if targeted performance is achieved, represented approximately 42 percent of the targeted compensation level for the chairman and from 10 percent to 15 percent of the targeted compensation levels for the other named executive officers for the last fiscal year. Neither the size of prior option grants nor the number of outstanding grants was considered in determining the size of the latest grants. The total number of stock options granted in 1997 by the committee to all participants was less than 5 percent of the total number of shares authorized under the plan.

   We believe that granting stock options aligns the interests of executives with those of common stockholders in two ways. First, because the exercise price of all stock options granted under the Plan is equal to the fair market value on the grant date, there must be an appreciation in the price of the common stock for participants to benefit. Second, long-term performance is encouraged because options vest annually at a rate of 25 percent on the anniversary date of the grant.

TAX CONSIDERATIONS

   Section 162(m) of the Internal Revenue Code (the "Code") generally limits tax deductibility of certain compensation paid to each of the named executive officers to $1,000,000, per officer, unless the compensation is paid under a performance plan, meeting certain criteria under the Code. We seek to administer performance-based compensation plans approved by the stockholders in order to qualify the compensation to be paid under the plans for full income tax deductibility under Section 162(m) of the Code. The Company's Executive Productivity Improvement Plan, Performance Stock Plan, Performance Dividend Plan, and Value Creation Plan conform to the criteria under the Code and performance bonuses paid under these plans are deductible to the extent that the officer's compensation exceeds $1,000,000. We believe that income tax deductibility is of secondary consideration to the best interests of the stockholders in providing incentive compensation linked to the corporate performance goals and personal incentives.

SUMMARY

   Our policy in setting executive compensation and in establishing the appropriate balance among fixed, short-term, and long-term compensation is designed to clearly link pay and performance. We believe that our executive compensation program rewards executives more as stockholders are rewarded. Total executive compensation is increasingly weighted toward long-term incentives and, therefore, toward long-term Company performance and total shareholder return. To achieve these goals, we frequently review the various pay plans and policies and modify them as we deem necessary to continue to attract, retain, and motivate talented executives and to pay them competitively.

Members of the  Compensation & Management
Succession Committee:

A. D. Correll, Chairman       G. J. St. Pe'
L. G. Hardman III             H. Stockham

                           SUMMARY COMPENSATION TABLE

    This table shows information concerning the Company's chairman of the board, president, and chief executive officer, and each of the other four most highly compensated executive officers of the Company serving as of December 31, 1997.

                   ANNUAL COMPENSATION LONG-TERM COMPENSATION






                                                                                     NUMBER OF
                                                                                     SECURITIES       LONG-TERM
                                                                                     UNDERLYING       INCENTIVE
                                                                    OTHER ANNUAL       STOCK            PLAN       ALL OTHER
NAME AND PRINCIPAL                                  SALARY   BONUS  COMPENSATION      OPTIONS         PAYOUTS     COMPENSATION
POSITION                                YEAR        ($)      ($)       ($)              (#)            ($)(1)          ($)(2)
-----------------------------------------------------------------------------------------------------------------------------------
A. W. Dahlberg.......................   1997       817,644  206,250    27,485        135,882          433,247          49,766
Chairman, President &                   1996       782,409  118,534     6,833        154,610          770,216          43,850
CEO                                     1995       722,489  120,415     6,577         52,203          866,493          40,755
Southern Company

T. G. Boren..........................   1997       345,000  387,625    14,868         18,941                0          19,415
President                               1996       291,086  275,000    13,757         14,250                0          16,293
Southern Energy                         1995       248,333  298,497    12,579         13,295                0          10,263

P. J. DeNicola.......................   1997       416,452  62,980      8,731         29,638          239,874          25,493
President                               1996       400,491  56,520      3,325         26,330          426,442          22,894
Southern Company Services               1995       384,845  50,464      3,037         26,297          479,747          21,603



H. A. Franklin.......................    1997      511,505 129,426     14,219         36,544          280,513          31,350
President                                1996      482,658  73,260     10,992         31,853          498,688          27,334
Georgia Power Company                    1995      456,366  82,935      3,936         31,960          561,024          25,493

E. B. Harris.........................    1997      500,700 101,002     20,453         35,648          247,224          30,172
President                                1996      480,310  72,697      7,112         31,608          439,508          25,068
Alabama Power Company                    1995      458,940  74,204      5,956         32,170          494,447          26,058

--------
    (1) Payouts made in 1996, 1997, and 1998 for the four-year performance periods ending December 31, 1995, 1996, and 1997, respectively.
    (2) Company contributions in 1997 to the Employee Savings Plan, Employee Stock Ownership Plan, and non-pension related accruals under the Supplemental Benefit Plan (ERISA excess plan under which accruals are made to offset Internal Revenue Code imposed limitations under the Employee Savings and Stock Ownership Plans) for the following: Mr. Dahlberg - $7,181, $1,072, and $41,513; Mr. Boren
- $6,469, $1,072, and $11,875; Mr. DeNicola - $7,125, $1,072, and $17,296; Mr.
Franklin - $7,181, $1,072, and $23,097; and Mr. Harris - $7,125, $1,072, and
$21,975.


                               STOCK OPTION GRANTS

   This table shows all stock option grants to the named executive officers during the year ending December 31, 1997.





                                                INDIVIDUAL GRANTS                     GRANT DATE VALUE
                             -------------------------------------------------------  ----------------
                                                PERCENT OF
                                NUMBER OF       TOTAL OPTIONS
                                SECURITIES      GRANTED TO      EXERCISE
                                UNDERLYING      EMPLOYEES IN     OR BASE                GRANT DATE
                              OPTIONS GRANTED     FISCAL          PRICE    EXPIRATION  PRESENT VALUE
NAME                            (#)(1)            YEAR(2)       ($/SH)(1)   DATE(1)       ($)(3)
----                         --------------- -------------     ---------  -----------   -------------
A. W. Dahlberg..........         135,882            8          21.25        7/21/2007     1,445,785
T. G. Boren.............          18,941            1          21.25        7/21/2007       108,343
P. J. DeNicola..........          29,638            2          21.25        7/21/2007       169,529
H. A. Franklin..........          36,544            2          21.25        7/21/2007       209,032
E. B. Harris............          35,648            2          21.25        7/21/2007       203,907

--------

    (1) Performance Stock Plan grants were made on July 21, 1997, and vest annually at a rate of 25 percent on the anniversary date of the grant. Grants fully vest upon termination incident to death, total disability, or retirement. The exercise price is the average of the high and low fair market value of the Company's common stock on the date granted.

   (2) A total of 1,776,094 stock options were granted in 1997 to employees participating in the Company's Performance Stock Plan. (3) Based on the Black-Scholes option valuation model. The actual value, if any, an executive officer may realize ultimately depends on the market value of the Company's common stock at a future date. This valuation is provided pursuant to Securities and Exchange Commission disclosure rules. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value for the chairman: price volatility - 17.471 percent; risk-free rate of return - 6.49 percent; dividend yield - zero percent; and time to exercise - 10 years. Assumptions used to calculate this value for other named executive officers: price volatility - 17.471 percent; risk-free rate of return - 6.49 percent; dividend yield - 3.06 percent; and time to exercise - 10 years. These assumptions reflect the effects of cash dividend equivalents paid to participants at the target rates under the Performance Dividend Plan.

      AGGREGATED STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

    This table shows information concerning options exercised during the year ending December 31, 1997, by the named executive officers and the value of unexercised options and rights held by them as of December 31, 1997.

                                                                 Number of Securites
                                                                     Underlying          Value of Unexercised
                                                                 Unexercised Options     In-the-Money Options
                           NUMBER OF                             at Year-End(#)          at Year-End($)(2)
                         SHARES ACQUIRED        VALUE REALIZED     EXERCISABLE/            EXERCISABLE/
NAME                        ON EXERCISE (#)       ($)(1)            UNEXERCISABLE         UNEXERCISABLE
----                     ------------------     --------------    ---------------     ------------------------
A. W. Dahlberg..........  Not exercised             0             193,347/288,708       1,249,649/1,148,129
T. G. Boren.............  Not exercised             0               28,832/39,456          153,707/168,837
P. J. DeNicola..........  Not exercised             0               75,791/69,493          484,399/297,574
H. A. Franklin..........  Not exercised             0              120,384/84,261          892,379/360,544
E. B. Harris............  Not exercised             0              150,793/83,300         1,191,285/356,415

--------
    (1) The "Value Realized" would be ordinary income, before taxes, and would represent the amount equal to the excess of the fair market value of the shares or rights at the time of exercise above the exercise price.

    (2) This column represents the excess of the fair market value of the Company's common stock of $25.875 per share, as of December 31, 1997, above the exercise price of the options. One column reports the "value" of options that are vested and therefore could be exercised; the other, the "value" of options that are not vested and therefore could not be exercised as of December 31, 1997.

                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1997

    This table shows the long-term incentive plan awards made to the named executive officers for the performance period January 1, 1997, through December 31, 2000.

                                           PERFORMANCE
                                            OR OTHER       ESTIMATED FUTURE PAYOUTS PERIOD
                              Number       PERIOD UNTIL    NON-STOCK PRICE BASED PLANS NUMBER
                                of         MATURATION      Threshold     Target         Maximum
                              Units(1)   or Payout (1)    (4)(2)         ($)(2)         ($)(2)
                             ---------   -------------    -----------    --------       ----------
NAME

A. W. Dahlberg................. 500,830     4 years       250,415       500,830        1,001,660
T. G. Boren.................... 838,983  4 -10 years          --              0               --
P. J. DeNicola................. 277,290     4 years      138,645        277,290          554,580
H. A. Franklin................. 324,269     4 years      162,135        324,269          648,538
E. B. Harris................... 285,784     4 years      142,892        285,784          571,568

--------
    (1) A performance unit is a method of assigning a dollar value to a performance award opportunity. Under the Executive Productivity Improvement Plan of the Company (the "plan"), the number of units granted to named executive officers (except Mr. Boren, who does not participate in the plan) is 50 percent to 65 percent of their base salary range midpoint at the beginning of the performance period, with each unit valued at $1.00. No awards are paid unless the participant remains employed by the Company through the end of the performance period.

    The Compensation & Management Succession Committee awarded Mr. Boren 76,271 appreciation rights and 762,712 indexed rights to the appreciation in the value of Southern Energy, Inc. over a term of 10 years from March 15, 1997, under the Southern Energy, Inc. Value Creation Plan. Each unit of phantom interest in Southern Energy, Inc. had an initial value and exercise price of $10.00. Appreciation rights vest annually at a rate of 25 percent on the anniversary date of the grant and indexed rights vest 100 percent on the fourth anniversary date of the grant.
    (2) The threshold, target, and maximum value of a unit under the plan is $0.50, $1.00, and $2.00, respectively, and can vary based on the Company's return on common equity and total shareholder return relative to selected groups of electric and gas utilities. If certain minimum performance relative to the selected groups is not achieved, there will be no payout; nor is there a payout if the current earnings of the Company are not sufficient to fund the dividend rate paid in the last calendar year. The plan provides that in the discretion of the committee extraordinary income may be excluded for purposes of calculating the amount available for the payment of awards. All awards are payable in cash at the end of the performance period.
    The target value of a unit under the Southern Energy, Inc. Value Creation Plan is not determinable. The actual value, if any, a participant may realize ultimately depends on the value of Southern Energy, Inc. at a future date. For the indexed rights, the appreciation in value is adjusted by an interest rate over the 10-year period. As of December 31, 1997, each unit of phantom interest in Southern Energy, Inc. had a value of less than the initial value. Based on the 1997 performance, the rights issued under this plan would have no value.

                               PENSION PLAN TABLE

                                    YEARS OF ACCREDITED SERVICE
                         --------------------------------------------------
REMUNERATION          15        20      25       30          35        40

   $ 100,000      $ 25,500 $ 34,000 $ 42,500 $ 51,000 $  59,500 $   68,000
     300,000        76,500  102,000  127,500  153,000   178,500    204,000
     500,000       127,500  170,000  212,500  255,000   297,000    340,000
     700,000       178,500  238,000  297,500  357,000   416,500    476,000
     800,000       204,000  272,000  340,000  408,000   476,000    544,000
     900,000       229,500  306,000  382,500  459,000   535,500    612,000
   1,100,000       280,500  374,000  467,500  561,000   654,500    748,000
   1,300,000       331,500  442,000  552,500  663,000   773,500    884,000
   1,500,000       382,500  510,000  637,500  765,000   892,500  1,020,000
   1,700,000       433,500  578,000  722,500  867,000 1,011,500  1,156,000


    This table shows the estimated combined annual pension benefits under the Pension, Supplemental Defined Benefit, and Supplemental Executive Retirement Plans in effect during 1997. (Mr. Boren does not participate in the Supplemental Executive Retirement Plan.) Compensation of the chairman and the other named executive officers covered by the Plans for pension purposes is limited to the average of the highest three of the final 10 years' compensation - base salary plus the excess of annual and long-term incentive compensation over 25 percent of base salary (reported under columns titled "Salary", "Bonus", and "Long-Term Incentive Plan Payouts" in the Summary Compensation Table on page 10). The Southern Energy president's compensation covered by the Pension and Supplemental Defined Benefit Plans for pension purposes is limited to the average of the highest three of the final 10 years' base salary and wages (reported under column titled "Salary" in the Summary Compensation Table on page 10). As of December 31, 1997, the applicable compensation levels for determination of pension benefits for Messrs. Boren, Dahlberg, DeNicola, Franklin, and Harris would have been $279,888; $1,430,340; $741,624; $908,664; and $839,724, respectively. As of December 31, 1997, Messrs. Boren, Dahlberg, DeNicola, Franklin, and Harris had 27, 36, 27, 26, and 38 years, respectively, of accredited service.

    The amounts shown in the table were calculated according to the final average pay formula and are based on a single life annuity without reduction for joint and survivor annuities (although married employees are required to have their pension benefits paid in one of various joint and survivor annuity forms, unless the employee elects otherwise with the spouse's consent) or computation of Social Security offset that would apply in most cases. This offset amounts to one-half of the estimated Social Security benefit (primary insurance amount) in excess of $3,900 per year times the number of years of accredited service, divided by the total possible years of accredited service to normal retirement age.

FIVE-YEAR PERFORMANCE GRAPH

    This performance graph compares the cumulative total shareholder return on the Company's common stock with the Standard & Poor's Electric Utility Index and the Standard & Poor's 500 Index for the past five years. The graph assumes that the value of the investment in the Company's common stock and each index was $100 on December 31, 1992, and that all dividends are reinvested. The shareholder return shown below for the five-year historical period may not be indicative of future performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE RETURNS AMONG
               SOUTHERN COMPANY COMMON STOCK, S&P ELECTRIC UTILITY INDEX AND
                                 S&P 500 INDEX

                                            1992    1993    1994    1995    1996    1997
                                            ----    ----    ----    ----    ----    ----
    Southern Company Common Stock           $100    $121    $116    $152    $147    $178
    S&P Electric Utility Index               100     113      98     128     128     162
    S&P 500 Index                            100     110     112     153     189     252


APPOINTMENT OF INDEPENDENT AUDITORS

    The board of directors, upon recommendation of the Audit Committee, has selected Arthur Andersen LLP as independent auditors for 1998. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from stockholders.

2. OTHER BUSINESS

    The board of directors is not aware of any other matters to be presented at the annual meeting for stockholder action. However, the holders of the proxies intend to vote in their discretion on any properly presented matters.

SOLICITATION OF PROXIES

    The cost of soliciting proxies will be paid by the Company and includes reimbursement to brokers, banks, nominees, and other fiduciaries for forwarding proxy materials to beneficial owners in accordance with regulations of the Securities and Exchange Commission and the New York Stock Exchange. Officers and other employees of the Company or its subsidiaries may solicit proxies personally or by telephone in certain instances in an effort to have larger representation at the meeting.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

    The deadline for the receipt of stockholder proposals for consideration for inclusion in the Company's proxy statement and proxy card for the 1999 Annual Meeting of Stockholders is December 14, 1998.

YOUR VOTE IS IMPORTANT

    To save the Company the expense of a second proxy mailing, please use the toll-free telephone number or Internet instructions on the enclosed proxy card or mark, date, sign, and promptly return the enclosed proxy card.

  The Company's 1997 Annual Report to the Securities and Exchange Commission on Form 10-K will be provided without charge to each stockholder upon written request to Tommy Chisholm, Secretary, Southern Company, 270 Peachtree Street, Suite 2200, Atlanta, Georgia 30303.

                        (PRINTED ON RECYCLE PAPER LOGO)

                      EXPLANATION OF DIFFERENCES BETWEEN
                  CIRCULATION DOCUMENT AND ELECTRONIC DOCUMENT

Notice of Annual Meeting and Proxy Statement

1. The back cover contains the phrase "Printed on Recycled Paper" with the appropriate logo.

INDEX OF EXHIBITS

Exhibit
Number

21A  -  Form of Proxy